Exhibit 99.1

MCG Capital Corporation	PRESS RELEASE
1001 19th Street North
10th Floor	Contact: Scott Walker
Arlington, VA 22209	(703) 247-7559
(703) 247-7500	SWalker@MCGCapital.com
(866) 774-4951 (FAX)
www.MCGCapital.com
FOR IMMEDIATE RELEASE

MCG Exploring Strategic Alternatives to Maximize Stockholder Value
ARLINGTON, VA - February 9, 2015 - MCG Capital Corporation (Nasdaq: MCGC) (“MCG” or the “Company”) today announced that, based on a thorough business review, the MCG Board of Directors has determined that it will explore strategic alternatives for the Company to maximize value for stockholders, including a possible sale of the Company. The Board has engaged Morgan Stanley & Co. LLC as financial advisor and Wachtell, Lipton, Rosen & Katz as legal counsel to assist in the process.
No timetable has been set for the Company’s process. MCG does not expect to comment further or update the market with any additional information on the process unless and until its Board of Directors has approved a specific transaction or otherwise deems disclosure appropriate or necessary. There is no assurance that this strategic alternatives review will result in MCG changing its current business plan, pursuing a particular transaction or completing any such transaction.
About MCG Capital Corporation
MCG Capital Corporation is a solutions-focused commercial finance company providing capital and advisory services to lower middle-market companies throughout the United States. Our investment objective is to achieve attractive returns by generating current income and capital gains on our investments. Our capital is generally used by our portfolio companies to finance acquisitions, recapitalizations, buyouts, organic growth, working capital and other general corporate purposes. For more information, please visit www.mcgcapital.com.
Forward-looking Statements:
Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects may constitute forward-looking statements for purposes of the safe harbor protection under applicable securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements, including statements regarding the outcome, impact, effects and results of MCG’s exploration of strategic alternatives, involve known and unknown risks, uncertainties and other factors. There can be no assurance that the exploration of strategic alternatives will result in a transaction or other strategic change or the timing thereof, of the form or terms of any such strategic alternatives, or of the effect that the public announcement of the exploration of strategic alternatives will have on MCG’s business or financial position or the trading price of MCG’s common stock. In addition, MCG is subject to those risks, uncertainties and factors referred to in MCG’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by MCG from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. MCG is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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